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                                                            EXHIBIT 99.(a)(11)

NEWS RELEASE                                                    [LETTERHEAD OF
                                                             MACKENZIE PARTNERS,
                                                              INC. APPEARS HERE]



CONTACTS:
JAMES J. KELLY
(408) 778-2271
OR
DANIEL BURCH OR GRACE PROTOS
MACKENZIE PARTNERS, INC.
(212)929-5748/(212)929-5802


FOR IMMEDIATE RELEASE:
---------------------

                        GLOBAL MOTORSPORT GROUP EXTENDS
                TENDER OFFER FOR UP TO 4,820,000 OF ITS SHARES
                         FOR $21.75 IN CASH PER SHARE


        MORGAN HILL, CA--August 11, 1998--Global Motorsport Group, Inc. (formerly Custom Chrome, Inc.) (NASDAQ:CSTM) announced today that it has extended, at the request of Fremont Acquisition Company III, LLC, Global's previously announced tender offer to acquire up to 4,820,000 outstanding shares of its Common Stock (and associated rights) for $21.75 per share in cash. The tender offer is being made in connection with the previously announced definitive Merger Agreement with Fremont. The tender offer and withdrawal rights will now expire at 5:00 p.m., New York City time, on September 25, 1998, unless further extended.

        The extension of the tender offer is intended to provide additional time to satisfy the financing condition to the tender offer in view of current market conditions in the high yield debt securities market. The Company's depositary, American Stock & Transfer Company, has informed the Company that as of 4:00 p.m. EDT, Tuesday, August 11, 1998, 1,229,448 shares of Common Stock had been tendered, including shares tendered pursuant to a Notice of Guaranteed Delivery. This represents approximately 22.6% of the Common Stock outstanding.

        Global Motorsport Group was founded in 1970 and it is the parent organization for an international group of motorcycle aftermarket providers that focus their business on Harley-Davidson motorcycles sold worldwide. Global's organization includes Custom Chrome, the leading aftermarket supplier of Harley-Davidson motorcycle parts and accessories; Chrome Specialties, an aftermarket supplier of Harley-Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, a product development, engineering, tooling management and warehouse of proprietary products for Global, located in Taiwan; Custom Chrome Europe, a distribution company located in Germany that specializes in aftermarket accessories for Harley-Davidson motorcycles and other "cruiser" motorcycles; and Santee Industries, a manufacturer of frames and exhaust systems and other aftermarket components for Harley-Davidson motorcycles, located in California.

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